CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2012 relating to the financial statements of KremeWorks, LLC and Subsidiary which appears in Krispy Kreme Doughnuts, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012.

/s/ Blackman Kallick, LLP
Blackman Kallick, LLP
Chicago, Illinois
June 15, 2012